Exhibit 10.3

ENOVA INTERNATIONAL, INC.
2014 LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

SPECIAL GRANT OF

NONQUALIFIED STOCK OPTION
WITH A LIMITED STOCK APPRECIATION RIGHT

This 2014 Long-Term Incentive Plan Award Agreement – Special Grant of Nonqualified Stock Option with a Limited Stock Appreciation Right (the “Agreement”) is entered into as of the        day of              by and between Enova International, Inc. (the “Company”) and             (“Optionee”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the 2014 Enova International, Inc. Long-Term Incentive Plan, (the “Plan”), which is administered by the Committee; and

WHEREAS, pursuant to Section 6 and Section 7 of the Plan, the Committee desires that the Company grant to Optionee a Nonqualified Stock Option (the “Option”) award (the “Award”) with a Limited Stock Appreciation Right (as defined in Section 10(b) below) to encourage Optionee’s continued loyalty and diligence;

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Grant of Option.  As of        (the “Grant Date”), the Company, for and on behalf of the Affiliate that employs Optionee, hereby grants Optionee the Option to acquire shares of the Common Stock of the Company (“Shares”) pursuant to the Plan.

2.Employment Definitions.

(a)“Cause” shall be determined in the sole discretion of the Committee and shall mean the occurrence of any one or more of the following:

(i)fraud, malfeasance, negligence, dishonesty, or willful misconduct with respect to the Company;

(ii)refusal or repeated failure to follow the established reasonable and lawful policies of the Company and its Affiliates applicable to persons in your same or similar position; or

(iii)conviction of a felony.

(b)“Employment” or “Employed” refers, for all purposes of this Agreement, to Optionee’s employment by the Company or by any entity that is an Affiliate at the relevant time.

3.Exercise Price.  The exercise price of the Option is $        per share (the “Exercise Price”), which is the Fair Market Value per Share on the Grant Date, as determined by the Committee in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv).

4.Exercisability Schedule.  Except as otherwise provided in Sections 6 and 7 of this Agreement, the Option shall become exercisable in whole or in part and cumulatively according to the following schedule; provided in each case that Optionee has remained continuously employed by the Company or an entity that is an Affiliate on the applicable vesting date through the applicable date(s):

33.34% - on and after the first anniversary of the Grant Date;

33.33% - on and after the second anniversary of the Grant Date; and

33.33% - on and after the third anniversary of the Grant Date.

5.Transferability.  The Option and Limited Stock Appreciation Right are not transferable otherwise than by will or laws of descent and distribution and during the lifetime of Optionee are exercisable only by Optionee, unless the Committee, in the exercise of its sole discretion and if permitted by the Plan and applicable law, designates in writing certain conditions under which the Option and/or the Limited Stock Appreciation Right may be transferred.

6.Change in Control.

(a)Acceleration of Exercisability.  If, within 12 months after the occurrence of a Change in Control (as defined below), Optionee has a Qualifying Termination (as defined below) the Option shall automatically become exercisable in full as of the date of the Qualifying Termination as long as Optionee has remained continuously employed by the Company or an Affiliate from the Grant Date through the date of such Qualifying Termination.  For purposes of this Section 6(a), the following terms shall have the following meanings:

(i)“Cause” shall be determined solely by the Company or the Committee (and, if Optionee is an officer of the Company, only by the Committee) in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(a)Optionee’s willful and continued failure to substantially perform Optionee’s duties with the Company or an Affiliate (other than any such failure resulting from the Optionee’s disability); or

(b)Optionee’s conviction of a felony; or

(c)Optionee willfully engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, no act or failure to act on the Optionee’s part shall be deemed “willful” unless done, or omitted to be done, by the Optionee not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(i)“Change in Control” shall mean an event that is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Code §409A and applicable guidance issued thereunder (“Code §409A”). Notwithstanding the above, a “Change in Control” shall not include any event that is not treated under Code §409A as a change in control event with respect to Optionee.  Notwithstanding the incorporation of certain provisions from the Treasury Regulations under Code §409A, the Company intends that this Option be exempt from Code §409A under the exemption for stock options and stock appreciation rights under Treasury Regulations Section 1.409A-1 (b)(5)(i)(A) and 1.409A-1(b)(5)(i)(B).

(ii)“Qualifying Termination” shall mean a separation from service (as defined in Treasury Regulation Section 1.409A-1(h)(1)) resulting from the Company’s or an Affiliate’s involuntary termination of Optionee’s employment, other than a termination for Cause.

(b)Cash America Ownership.  Notwithstanding the foregoing, neither a change in ownership nor a change in effective control shall be considered to have occurred as a result of any acquisition or disposition of the Company’s stock by, or an increase in the percentage of the Company’s stock owned by, Cash

America International, Inc. or any entity required to be aggregated with Cash America International, Inc. under Code Sections 414(b) or 414(c).  For clarification purposes and without limiting the foregoing, the acquisition or disposition of the Company’s stock in a public offering or sale or in a spinoff transaction by Cash America International, Inc. shall not result in a Change in Control unless required by Code §409A.

(c)Substitution.  Notwithstanding anything set forth herein to the contrary, upon a Change in Control, the Committee, in its sole discretion, may, in lieu of issuing Common Stock, provide Optionee with an equivalent amount payable in the form of cash.

(d)Effect of Other Agreements.  In the event that Optionee is a party to an employment, severance, change in control or other similar agreement with the Company or its Affiliates that provides for vesting of stock-based awards upon a Change in Control or termination of employment following a Change in Control, this Section 6 shall not supersede such other agreement, and Optionee shall be entitled to the benefits of both this Agreement and such other agreement.

7.Termination of Option.

(a)The unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i)three (3) months after the date of termination of Optionee’s employment with the Company and all of its Affiliates for any reason other than (A) death or mental or physical disability as determined by a medical doctor satisfactory to the Committee or (B) for Cause;

(ii)six (6) months after the date of termination of Optionee’s employment with the Company and all of its Affiliates by reason of mental or physical disability as determined by a medical doctor satisfactory to the Committee;

(iii)(A) one (1) year after the date of termination of Optionee’s employment with the Company and all of its Affiliates by reason of death of Optionee, or (B) six (6) months after the date on which Optionee shall die if that shall occur during the three-month period described in Subsection 7(a)(i) or the six-month period described in Subsection 7(a)(ii);

(iv)the date on which Optionee’s employment with the Company or an Affiliate is terminated for Cause;

(v)the seventh anniversary of the Grant Date; and

(vi)the seventh day after the Grant Date if shares of Company Common Stock are not publicly tradable on an Exchange on or before such date.

(b)The Committee in its sole discretion shall have the power to cancel, effective upon the date determined by the Committee in its sole discretion, all or any portion of the Option which is then exercisable upon payment to Optionee of cash in an amount equal to the excess of (i) the aggregate Fair Market Value of the Shares subject to such portion of the Option on the effective date of the cancellation over (ii) the aggregate Exercise Price of such portion of the Option.

8.Manner of Exercise of Option.  The Option (or any portion thereof) shall be exercised by (i) providing notice of such exercise to the Company in writing or by electronic means specifying the number of Shares with respect to which the Option is being exercised, (ii) providing full payment of the aggregate Exercise Price for the number of Shares specified in such notice, and (iii) making arrangements that are satisfactory to the Committee in its sole discretion for payment to the Company in accordance with Section 12 of this Agreement of the employment taxes that the Company or any Affiliate is required to withhold in connection with the exercise.  The Exercise Price shall be paid solely in cash (including by check or electronic transfer of funds), with Shares or by a combination of the above; provided, however, that the Committee in its sole discretion may determine at or before the time of exercise that no part of the Exercise Price may be paid with Shares.  If the Exercise Price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value.

9.Adjustments.

(a)If at any time while any unexercised portion of the Option is outstanding there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration or payment of a stock dividend or resulting from a stock split, a recapitalization or a combination or exchange of Shares, then appropriate adjustment shall be made in the number of Shares and the Exercise Price per Share subject to such outstanding portion of the Option, so that the same proportion of the Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate Exercise Price.

(b)The Committee may change the terms of any outstanding portion of the Option with respect to the Exercise Price or the number or Shares subject to the Option, or both, when, in its sole discretion, such adjustment becomes appropriate by reason of a corporate transaction (as defined in Treasury Regulation §1.424-1(a)(3)).  Provided, however, any such change shall be made in accordance with the requirements of Treasury Regulation §1.409A-1(b)(v) for adjustments that do not cause the stock rights to become subject to Code Section 409A.

(c)Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or Exercise Price of Shares then subject to any outstanding portion of the Option.

(d)Without limiting the generality of the foregoing, the existence of any unexercised outstanding portion of the Option shall not affect in any manner the right or power of the Company to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (2) any merger or consolidation of the Company; (3) any issue by the Company of debt securities or preferred stock which would rank above the Shares subject to the outstanding Option; (4) the dissolution or liquidation of the Company; (5) any sale, transfer or assignment of all or any part of the assets or business or the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

10.Limited Stock Appreciation Right.

(a)A Limited Stock Appreciation Right is hereby granted to Optionee in accordance with the Plan and with respect to the number of Shares subject to the Option.

(b)For purposes of this Agreement, the following definitions shall apply:

(i)“Limited Stock Appreciation Right” means the right to receive an amount in cash or Shares with a Fair Market Value equal to the Offer Spread in the event an Offer is made.  The Committee in its sole discretion shall determine whether Optionee shall receive cash or Shares.

(ii)“Offer” means any tender offer or exchange offer for outstanding Shares of the Company representing thirty percent or more of the total voting power of the stock of the Company, or an offer to purchase assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company, other than an offer made by the Company; provided that the corporation, person or other entity making the Offer acquires Shares or assets of the Company pursuant to such offer.

(iii)The term “Offer Value Per Share” means the average selling price of one Share during the period of thirty (30) days ending on the date on which the Limited Stock Appreciation Right is exercised.

Any securities or properties which are a part or all of the consideration paid or to be paid for Shares during such period shall be valued in a manner consistent with Code Section 409A.

(iv)The term “Offer Spread” means an amount equal to the product computed by multiplying (1) the excess of (A) the Offer Value Per Share over (B) the Exercise Price per Share as set forth in Section 3 of this Agreement, by (2) the number of Shares with respect to which the Limited Stock Appreciation Right is being exercised.

(c)The exercise price per Share subject to the Limited Stock Appreciation Right shall be the Exercise Price per share as set forth in Section 3 of this Agreement.

(d)The Limited Stock Appreciation Right may be exercised only during the period beginning on the first day following the date that a Change in Control occurs and ending on the thirtieth day following such date.

(e)To exercise the Limited Stock Appreciation Right, Optionee shall provide notice of such exercise to the Company in writing or by electronic means specifying the number of Shares with respect to which the Limited Stock Appreciation Right is being exercised.

(f)Within thirty (30) days after the exercise of the Limited Stock Appreciation Right, the Company shall pay to Optionee an amount in cash or Shares with a Fair Market Value equal to the Offer Spread; provided, however, the Company may in its sole discretion withhold from such cash or Shares any amount necessary to satisfy the Company’s obligation for federal, state, local and foreign withholding taxes with respect to such exercise.  The Committee in its sole discretion shall determine whether Optionee receives cash or Shares.

(g)Upon the exercise of the Limited Stock Appreciation Right, the Option shall cease to be exercisable to the extent of the number of Shares with respect to which the Limited Stock Appreciation Right is exercised.

(h)Upon the exercise or termination of the Option, the Limited Stock Appreciation Right shall terminate with respect to the number of Shares as to which the Option was exercised or terminated.

(i)The Limited Stock Appreciation Right may be exercised only when the fair market value of the Shares exceeds the Exercise Price of the Shares.  For purposes of this subsection only, the term “fair market value” shall mean the “Offer Value Per Share.”

11.Agreement of Optionee.  Optionee acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Shares to be issued pursuant to the exercise of the Option or the Limited Stock Appreciation Right.  Specifically, Optionee acknowledges that, to the extent Optionee is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the Shares to be issued as a result of the exercise of the Option are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144).  Optionee hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.

12.Withholding.  Upon the issuance of any Shares upon exercise of any portion of the Option or Limited Stock Appreciation Right, Optionee shall pay to the Company an amount of all applicable federal, state, local and foreign employment taxes which the Company or an Affiliate is required to withhold upon such exercise.  Such payment may be made in cash or by delivery of whole Shares in accordance with Section 14(a) of the Plan.

13.Plan Provisions.  In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference.  Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein.  In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control.  For avoidance of doubt and without limiting anything herein or in the Plan, Optionee hereby acknowledges that the compensation recovery provisions described in Section 14(o) of the Plan may apply to the Award granted hereunder and this Agreement.

14.Restrictive Covenants.  Optionee shall be subject to the restrictive covenants contained in this Section 14; provided that the restrictive covenants and other obligations contained in this Section 14 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded or restricted by) any non-competition, non-solicitation, confidentiality or other restrictive covenants in any other current or future employment, severance, change in control or other similar agreement with the Company or its Affiliates, unless reference is made to the specific provisions hereof which are intended to be superseded.

(a)Confidentiality.  During and for one year after the termination of Optionee’s employment with the Company and its Affiliates, Optionee agrees to keep in strict confidence and not, directly or indirectly, make known, divulge, reveal, furnish, make available or use any Confidential Information (as defined below), except in Optionee’s regular authorized duties on behalf of the Company and its Affiliates.  Optionee acknowledges that all documents and other property containing Confidential Information furnished to Optionee by the Company or its Affiliates or otherwise acquired or developed by the Company, its Affiliates or Optionee or known by Optionee shall at all times be the property of the Company and its Affiliates.  Optionee shall take all reasonable and prudent steps to safeguard Confidential Information and protect it against disclosure, misuse, espionage, loss and theft. Optionee shall deliver to the Company or the applicable Affiliate upon the termination of Optionee’s employment with the Company and its Affiliates, or at any other time that the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents and data (and copies thereof) containing the Confidential Information, Work Product (as defined in Section 14(b)(i) of this Agreement) of the business of the Company and its Affiliates that Optionee may then possess or have under Optionee’s control. Optionee shall not use any Confidential Information to compete with the Company and its Affiliates during and for one year after termination of Optionee’s employment with the Company and its Affiliates.

For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”) which Optionee has acquired or may acquire in the course of, or as a direct result of, Optionee’s employment with the Company and its Affiliates, in any form or medium, that relates to the business, products, services, research or development of the Company or its Affiliates. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, financial, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and customer and supplier lists); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Affiliates’ suppliers, distributors, customers, prospective customers, independent contractors, vendors, or other business relations and their confidential information for which the Company or its Affiliates have has nonuse and nondisclosure obligations; (iii) trade secrets, copyrightable works and other documents or information which is technical or creative in nature (including ideas, formulas, recipes, compositions, inventions, innovations, improvements, developments, methods, know-how, manufacturing and production processes and techniques, research and development information, compilations of data and analyses, data and databases relating thereto, techniques, systems, records, manuals, documentation, models, drawings, specifications, designs, plans, proposals, reports and all similar or related information (whether patentable or unpatentable and whether or not reduced to practice); and (iv) other Intellectual Property rights of the Company or its Affiliates, as provided for in Section 14(b) of this Agreement. Confidential Information does not include any information which (i) was in the lawful and unrestricted possession of Optionee prior to its disclosure to Optionee by the Company; (ii) is or becomes generally available to the public by acts other than those of Optionee after receiving it; or (iii) has been received lawfully and in good faith by Optionee from a third party who did not obtain or derive it from the Company.

(i)Other Restrictions.  Optionee also acknowledges and agrees that the prohibitions against disclosure and use of Confidential Information set forth herein are in addition to, and not in lieu of, any rights or remedies that the Company or its Affiliates may have available pursuant to the laws of the state in which Optionee is employed which are designed to prevent the disclosure of trade secrets or proprietary information.

(ii)Third-Party Information.  Optionee recognizes that the Company and its Affiliates have has received and in the future will receive from third parties confidential or proprietary information subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Optionee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose such information to any person, firm or corporation or to use it except as necessary in carrying out Optionee’s duties for the Company and its Affiliates consistent with the Company’s or its applicable Affiliate’s agreement with such third party. An example of this kind of information is information about the Company’s or its Affiliates’ customers. Optionee further recognizes that the Company and its Affiliates will make software available to Optionee in order to allow or assist Optionee to perform Optionee’s job duties. The software made available to Optionee is either owned by or licensed to the Company or its Affiliates and the software remains the property of the Company or its Affiliates or third party owner of the software rights.  As such, Optionee may not (i) create or attempt to create by reverse engineering, disassembly, decompilation or otherwise, the software, associated programs, source code, or any part thereof, or to aid or to permit others to do so, except and only to the extent expressly permitted by the Company, its Affiliates or by applicable law; (ii) remove any software identification or notices of any proprietary or copyright restrictions from any software or any software related materials; and/or (iii) copy the software, modify, translate or, unless otherwise agreed, develop any derivative works thereof or include any portion of the software in any other software program. Optionee agrees to use any and all software provided by the Company or its Affiliates only as necessary to carry out Optionee’s work for the Company and its Affiliates.

(i)Return of Confidential Information.  At any point during or at the termination of the employment relationship between Optionee and the Company and its Affiliates, the Company or its applicable Affiliate may request Optionee to return to it any and all Confidential Information received by and/or in the possession of Optionee.  All such Confidential Information shall be returned to the Company or its applicable Affiliate immediately.  Furthermore, upon request of the Company or its Affiliate, Optionee may be required to execute a sworn affidavit certifying that Optionee has returned all Confidential Information in Optionee’s possession.

(b)Intellectual Property.

(i)Assignment to Rights In Intellectual Property. Optionee acknowledges that the Company and its Affiliates have all right, title, and interest to all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, recipes and all similar or related information (whether or not patentable or copyrightable) that relate to the Company’s and its Affiliates’ actual or demonstrably anticipated business, research and development, products and services and which are conceived, developed or made by Optionee while employed by the Company and its Affiliates, including any derivations or modifications thereto (“Work Product”).  Optionee shall promptly disclose such Work Product to the Company.  Optionee hereby irrevocably assigns and transfers to the Company all rights, title, and interest worldwide in any such Work Product.  At the Company’s expense, Optionee shall perform all actions reasonably requested by the Company (whether during or after Optionee’s employment) to establish and confirm such ownership, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned (including, without limitation, the execution of assignments, consents, powers of attorney and other instruments).

(ii)Exceptions To Assignment of Intellectual Property.  Optionee acknowledges that this Agreement is limited by the following:

(1)Any provision in an employment agreement or other similar written agreement which provides that Optionee shall assign, or offer to assign, any of Optionee’s rights in an invention to the Company and its Affiliates shall not apply to an invention that Optionee developed entirely on Optionee’s own time without using the Company’s or its Affiliates’ equipment, supplies, facilities, or trade secret information, except for those inventions that either: (a) relate, at the time of conception or implementation of the invention, to the business of the Company or its Affiliates, or to any future business of the Company or its Affiliates; provided that such future business must be shown by actual or demonstrably anticipated research or development; or (b) result from any work performed by Optionee for the Company and its Affiliates.

(2)To the extent a provision in an employment agreement or other similar written agreement between Optionee and the Company or its Affiliates, other than this Agreement, purports to require Optionee to assign an invention otherwise excluded from being required to be assigned under Section 14(b)(ii)(1), the provision is against the public policy of the state and is unenforceable.

(c)Non-Solicitation of Customers and Employees.  Optionee will be called upon to work closely with employees, consultants, independent contractors, agents and other service providers of the Company and its Affiliates in performing services for the Company and its Affiliates.  All non-public information about such employees, consultants, independent contractors, agents and other service providers of the Company and its Affiliates that becomes known to Optionee during the course of Optionee’s employment with the Company and its Affiliates, and which would not have become known to Optionee but for Optionee’s employment with the Company and its Affiliates, including, but not limited to, compensation or commission structure, is Confidential Information and shall not be used by Optionee in soliciting employees, consultants, independent contractors, agents or other service providers of the Company and its Affiliates for employment at any time during or within one year after termination of Optionee’s employment with the Company and its Affiliates.  During Optionee’s employment and for one year following the termination of Optionee’s employment with the Company and its Affiliates, Optionee shall not, except in performing its duties for the Company and its Affiliates, either directly or indirectly:

(i)solicit in competition with the Company or its Affiliates the business of any of the customers of the Company or its Affiliates, (a) with whom Optionee had contact during the one-year period immediately preceding the breach of this Agreement and (b) with whom Optionee would not have had contact but for Optionee’s employment with the Company and its Affiliates; or

(ii)ask, encourage or otherwise solicit any employees, consultants, independent contractors, agents or other service providers of the Company or its Affiliates with whom Optionee had contact during the one-year period immediately preceding the breach of this Agreement to leave employment with the Company or its Affiliates.

Optionee further agrees to make any subsequent employer aware of this non-solicitation obligation.

(d)Best Efforts and Non-Competition.  During the course of Optionee’s employment with the Company or its Affiliates, Optionee shall not (whether or not during business hours) within the Territory (as defined in this Section 14(d)) (i) engage in any activity, within the Territory, that is in any way competitive with the business or any demonstrably anticipated business of the Company or its Affiliates and (ii) assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company or its Affiliates. For purposes hereof, “Territory” means the area within which the Company or its Affiliates conducted business within the one-year period prior to the breach of this Section 14(d).

(e)No Conflicting Obligations.  Optionee has not entered into, and Optionee shall not enter into, any agreement either written or oral in conflict with this Agreement or Optionee’s employment with the Company and its Affiliates.  Optionee hereby represents and warrants to the Company that:

(i)the execution, delivery and performance of this Agreement by Optionee does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Optionee is a party or by which Optionee is knowingly bound;

(ii) Optionee is not a party to or bound by any employment agreement, nonsolicitation agreement, noncompete agreement or confidentiality agreement with any other person or entity other than the Company or its Affiliates that would preclude, conflict or materially limit Optionee’s employment with the Company and its Affiliates; and

(iii)upon the execution and delivery of this Agreement by the parties to this Agreement, this Agreement shall be the binding obligation of Optionee, enforceable in accordance with its terms.

Optionee agrees that the protective covenants contained herein are reasonable in terms of duration and scope restrictions and are reasonable and necessary to protect the goodwill of the business and the Confidential

Information of the Company or its Affiliates and agrees not to challenge the validity or enforceability of the covenants contained herein.

(f)Breach of Agreement.  Optionee acknowledges that breach of this Section 14 and disclosure of Confidential Information will cause irreparable harm and damage to the Company and its Affiliates.  Accordingly, any breach of this Agreement may subject Optionee to discipline, up to and including termination of employment, and permit the Company and its Affiliates to pursue legal action against Optionee, as follows:

(i)Remedies.  In view of the irreparable harm and damage which would occur to the Company and its Affiliates as a result of a breach or a threatened breach by Optionee of the obligations set forth in Sections 14(a)-(d) of this Agreement, and in view of the lack of an adequate remedy at law to protect the Company and its Affiliates, the Company or its applicable Affiliates shall have the right to receive, and Optionee hereby consents to the issuance of, temporary and permanent injunctions enjoining Optionee from any violation of Sections 14(a)-(d) hereof.  Optionee acknowledges that both temporary and permanent injunctions are appropriate remedies for such a breach or threatened breach.  The foregoing remedies shall be in addition to, and not in limitation of, any other rights or remedies to which the Company and its Affiliates are or may be entitled hereunder or at law or in equity, including, without limitation, the right to right to receive damages.

(ii)Cost of Enforcement.  In the event the Company bring an action to enforce the provisions of this Agreement, including any provisions of Sections 14(a)-(d) hereof, the Company or its applicable Affiliates may recover from Optionee its reasonable attorneys’ fees and costs, through and including any and all appeals.

(g)Tolling.  In the event of any violation of the provisions of this Section 14, Optionee acknowledges and agrees that the restrictions contained in this Section 14 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of such restriction period shall be tolled during any period of such violation.

15.Miscellaneous.

(a)Limitation of Rights.  The Plan, the granting of the Award and the execution of the Agreement shall not give Optionee any rights to (i) similar grants in future years, (ii) any right to be retained in the employ or service of the Company or any of its Affiliates, or (iii) interfere in any way with the right of the Company or its Affiliates to terminate Optionee’s employment or services at any time.  Optionee acknowledges that Optionee is employed by the Company at will, and nothing contained in this Agreement is intended to alter the at-will nature of Optionee’s employment with the Company.

(b)Interpretation.  Optionee accepts this Option subject to all the terms and provisions of the Plan and this Agreement.  The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

(c)Claims Procedure.  Any dispute or claim for benefits by any person under this Agreement shall be determined by the Committee in accordance with the claims procedures under the Enova International, Inc. Nonqualified Savings Plan.

(d)Shareholder Rights.  Neither Optionee nor Optionee’s Designated Beneficiary shall have any of the rights of a shareholder with respect to any shares of Common Stock issuable upon vesting of this Award, including, without limitation, a right to cash dividends or a right to vote, until (i) such Award is vested, and (ii) such shares have been delivered and issued to Optionee or Optionee’s Designated Beneficiary pursuant to Section 4 or Section 10 of this Agreement.

(e)Severability.  Each party hereto has carefully read and considered the provisions contained in this Agreement, including Sections 14(a)-(d) hereof, and, having done so, agrees that the restrictions and obligations therein are fair and reasonable and are reasonably required for the protection of the interests of the Company.  If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.  Notwithstanding the foregoing, in the event any said term, provision, covenant or restriction contained in the Agreement shall be held invalid, void or unenforceable by such court or a federal regulatory agency of competent jurisdiction, the parties hereto agree that it is their desire that such court or agency shall substitute an enforceable restriction in place of any limitation deemed invalid, void or unenforceable and, as so modified, the restrictions shall be as fully enforceable as if they had been set forth herein by the parties.  It is the intent of the parties hereto that the court or agency, in so establishing a substitute restriction, recognize that the parties hereto desire that the provisions and restrictions in this Agreement be imposed and maintained to the maximum lawful extent.

(f)Controlling Law.  The Agreement is being made in Illinois and shall be construed and enforced in accordance with the laws of that state.

(g)Construction; Entire Agreement.  The Agreement and the Plan contain the entire understanding between the parties, and supersedes any prior understanding and agreements between them, except as otherwise provided in Section 14 of this Agreement, including, for the avoidance of doubt, the Company’s personnel policies and procedures, representing the subject matter hereof.  There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(h)Survival.  The covenants and agreements contained herein shall survive termination of Optionee’s employment, regardless of who causes the termination and under what circumstances.

(i)Amendments.  The provisions of this Agreement may be amended or waived only with the prior written consent of Optionee and the Company (as approved by the Board).  No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(j)Headings.  Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.  Furthermore, Optionee acknowledges and agrees that in the event of the transfer of Optionee’s employment from the Company or its Affiliate to any subsidiary, parent or affiliate of the Company, Optionee’s employment shall continue to be subject to each and all the terms and conditions set forth in Section 14 of this Agreement.

(k)Notices.  Any notice under this Agreement shall be in writing or by electronic means and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the secretary of the Company at the address indicated on the signature page of this Agreement, or if the Company should move its principal office, to such principal office, and, in the case of Optionee, to Optionee through the Company’s e-mail system or Optionee’s last personal e-mail or permanent address as shown on the Company’s records, subject to the right of either party to designate some other address or electronic notification system at any time hereafter in a notice satisfying the requirements of this Section.

(l)Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of Optionee’s heirs, legal representatives, successors and assigns.  Optionee may not assign Optionee’s rights and/or delegate Optionee’s obligations under this Agreement.  The Company may assign this Agreement to any successor in interest or to any of its Affiliates.  Furthermore, Optionee acknowledges and agrees that in the event of the transfer of Optionee’s employment from the Company to any subsidiary, parent or Affiliate of the Company, Optionee’s employment shall continue to be subject to each and all the terms and conditions set forth in Section 14 of this Agreement.

(m)Execution/Acceptance.  Optionee acknowledges that Optionee has read and understands this Agreement, has been advised to consult with independent legal counsel regarding Optionee’s rights and obligations under this Agreement to the extent desired, is fully aware of the legal effect of this Agreement and has entered into it freely and voluntarily based on Optionee’s own judgment and not on any representations or promises other than those contained in this Agreement.  This Agreement may be executed and/or accepted electronically and/or executed in duplicate counterparts, the production of either of which (including a signature or proof of electronic acceptance) shall be sufficient for all purposes for the proof of the binding terms of this Agreement.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have executed the Agreement effective as of the day and year first set forth above.

ENOVA INTERNATIONAL, INC.
(For and on behalf of the Affiliate that employs Optionee)

200 West Jackson Blvd., Suite 2400

Chicago, Illinois 60606

By:

OPTIONEE*

[Optionee Name]

* Electronic acceptance of this Award by Optionee shall bind Optionee by the terms of this Agreement pursuant to Section 15(m) of this Agreement.

Signature Page to Award Agreement for Special Grant of
Nonqualified Stock Option with Limited Stock Appreciation Right